EXHIBIT 99.3

Sussex Bancorp Announces the Reinstatement of a Quarterly Cash Dividend

FRANKLIN, N.J., April 29, 2014 (GLOBE NEWSWIRE) -- Sussex Bancorp (the "Company") (Nasdaq:SBBX), the holding company for Sussex Bank (the "Bank") today announced that its Board of Directors has declared a quarterly cash dividend of $0.03 per share on its outstanding common stock. The cash dividend is payable on May 27, 2014 to common shareholders of record on May 13, 2014.

Anthony Labozzetta, President and Chief Executive Officer, commented: "We are very pleased to reinstate a quarterly cash dividend on our common stock. This action by the Board of Directors reflects the progress we have made not only in solving the legacy loan issues, but in building our business and core earnings. The $0.03 per share dividend is considered by the Board of Directors to be a good balance between reinstating our dividend and maintaining capital for future growth."

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Franklin and Rockaway, New Jersey and through its eight branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company's website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company's efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company's assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

CONTACT: Anthony Labozzetta, President/CEO
         Steven Fusco, EVP/CFO
         844-256-7328